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Exhibit 99.1

At Equity Marketing, Inc.:	At FRB/Weber Shandwick:
Larry Madden	Tony Rossi	Lisa Mueller
Chief Financial Officer	Investor Relations	Investor Relations
(323) 932-4315	(310) 407-6563	(310) 407-6554

For Immediate Release

EQUITY MARKETING REPORTS FOURTH QUARTER
AND FULL YEAR 2001 RESULTS

        LOS ANGELES, February 28, 2002—Equity Marketing, Inc. (Nasdaq: EMAK) today announced its financial results for the fourth quarter and full year ended December 31, 2001.

        "Our fourth quarter and full year results were in line with our revised expectations, and each of our business lines is performing at a level that leads us to believe that 2002 will be significantly better than 2001," said Equity Marketing Chairman and Chief Executive Officer Don Kurz. "Our Burger King promotions business continued to trend higher, and we had a solid holiday season in the Consumer Products division, in which our core Scooby-Doo, Tub Tints and Robot Wars brands experienced good sell-through. Our Logistix subsidiary had another good quarter as well, and it finished the year by winning two new accounts from leading brands in France, which we expect to contribute to significant year-over-year growth for Logistix in 2002."

Fourth Quarter Financial Highlights

•
Revenues were $47.2 million, compared with $77.5 million in the same period in 2000.

•
Promotions revenue for the quarter represented 82.1% of total revenue, while consumer products revenue represented 17.9% of total revenue.

•
Gross profit was 26.2% in the fourth quarter of 2001 as compared to 25.1% in the prior year.

•
Overall operating expenses, excluding 2001 Logistix integration costs, and 2000 impairment and other charges and gains described below, decreased 16.8% to $10.8 million from $13.0 million in the prior year quarter as the company continued to aggressively manage its costs.

•
Net income in the fourth quarter of 2001 was $1.0 million, or $0.11 per diluted share, compared with a loss of $2.5 million, or $(0.46) per diluted share, in the same period in 2000.

•
Net income, excluding 2001 Logistix integration costs, and 2000 impairment and other charges and gains described below, was $1.1 million, or $0.12 per diluted share, compared with $4.7 million, or $0.57 per diluted share, in the same period in 2000.

•
Earnings before other income, taxes, depreciation and amortization, 2001 Logistix integration costs, and 2000 impairment and other charges and gains described below ("EBITDA") was $2.2 million, compared with $7.2 million in the same period in 2000.

Full Year 2001 Financial Highlights

•
Revenues were $144.3 million, compared with $232.3 million in 2000.

•
Promotions revenue for the year represented 81.3% of total revenue, while consumer products revenue represented 18.7% of total revenue.

•
Gross profit was 27.8% in 2001 as compared to 25.8% in the prior year.

•
Overall operating expenses, excluding 2001 Logistix integration costs, and 2000 impairment and other charges and gains described below, decreased 15.8% to $34.2 million from $40.7 million in the prior year.

•
Net income in 2001 was $4.6 million, or $0.50 per diluted share, compared with $5.3 million, or $0.68 per diluted share, in 2000.

•
Net income, excluding 2001 Logistix integration costs, and 2000 impairment and other charges and gains described below, was $4.7 million, or $0.52 per diluted share, compared with $12.8 million, or $1.69 per diluted share, in 2000.

•
EBITDA was $8.4 million, compared with $22.0 million in 2000.

        Recorded in the fourth quarter of 2001 were non-recurring expenses totaling $111,000 ($68,000 net of tax effects) for costs directly related to the integration of Logistix. For the full year, such costs totaled $192,000 ($119,000 net of tax effects).

        Recorded in the fourth quarter of 2000 was a non-cash charge totaling $8.5 million ($7.5 million net of tax effects) for the write-down of goodwill and other intangibles associated with the 1998 acquisition of Corinthian Marketing, Inc., as the company decided to exit the sports collectibles business. This was partially offset by $418,000 ($252,000 net of tax effects) in restructuring gains related to a partial reversal of a 1998 restructuring charge. Full-year 2000 results were also affected by a charge of $482,000 ($200,000 net of interest and tax effects) to reflect a discount for the time value of money relating to the sale of receivables owed to the company by AmeriServe Food Distribution, Inc., which filed for bankruptcy on January 31, 2000.

        "We are very pleased that we were able to stay consistently profitable each quarter in 2001, despite some unfortunate developments within key client accounts and the general weakness in the economy that impacted our revenue levels," said Mr. Kurz. "The lean cost structure we have in place combined with improved gross margins and the modest amount of working capital required for our business model enabled us to continue generating good cash flow in the fourth quarter. As a result, our cash and marketable securities increased by $5.1 million during the quarter despite the ongoing stock buyback program we have in place. For the full year 2001, we generated approximately $12.8 million in cash from operations, which is an important indicator of our financial health."

Stock Repurchase Update

        On August 2, 2001, the company announced that its board of directors authorized the expenditure of up to $10 million over 12 months to repurchase shares of the company's common stock. As of December 31, 2001, the company had spent approximately $5.2 million to purchase 423,400 shares at an average price of $12.25 per share. Since initiating its overall buyback program on July 20, 2000, the company has spent a total of $11.6 million to purchase a total of 948,494 shares at an average price of $12.21 per share.

        "We believe our share repurchase program represents an accretive investment opportunity for shareholders and remains an excellent use of the cash flow generated by the company," said Mr. Kurz. "With our strong cash position, we can continue this buyback program while still maintaining sufficient resources to pursue additional M&A opportunities and make investments in our current business lines to grow organically."

Share Count Update

        In accordance with accounting principles generally accepted in the United States, based on the level of net income for the fourth quarter and full year 2001, the calculation of diluted earnings per share excludes the impact of the assumed conversion of preferred stock, and includes the preferred stock dividend.

        For the first quarter of 2002, the company expects its diluted weighted average shares outstanding to be approximately 6.0 million for purposes of computing earnings per share. For the full year 2002, the company expects its diluted weighted average shares outstanding to be approximately 7.7 million for purposes of computing earnings per share.

Outlook

        For the first quarter of 2002, the company expects revenues to be between $36 million and $39 million, and diluted earnings per share to range from $0.02 to $0.07. The company also revised its expectations for the full year 2002, and revenues are now expected to be between $200 million and $250 million, and diluted earnings per share are now expected to range from $1.00 to $1.50.

        Mr. Kurz commented on the outlook for Equity Marketing: "In the first quarter of 2002, we expect to see strong year-over-year revenue growth, although earnings per share is expected to decrease compared to the prior year period. This is primarily attributable to significantly lower interest income—resulting from a lower cash balance and much lower interest rates—and a lower overall gross margin. In the first quarter, we expect to see temporary margin pressure in our promotions business due to very tight program schedules, thereby increasing product, tooling and shipping costs. Looking at the second quarter, we expect to see continued revenue growth and a significant increase in earnings per share as gross margins improve.

        "Now that we are two months into 2002, we have greater clarity on the level of client programs and orders from retailers, so we feel it is prudent to revise our revenue and earnings per share expectations. While we still expect to see double-digit growth in each area of our business, it has become clear that with the continuing weakness in the economy, the marketing and promotions budgets of our clients are not returning to historical levels as quickly as we initially expected. We are also continuing to see retailers maintain low inventory levels, which limits orders in the Consumer Products division.

        "While we believe it is appropriate to temper our expectations slightly, I'm still very pleased with the foundation we have put in place for 2002, where we expect strong sales and earnings growth over 2001. Our relationship with Burger King remains strong, and we expanded the strategic consulting services we provide to our largest and longest-standing client, such as their International Calendar Planning business and related franchisee support functions that we were recently awarded.

        "We also expanded our roster of non-Burger King promotions clients by approximately 44% in 2001, excluding Logistix, due in large part to companies placing a high value on our expertise in the kids, tweens, teens and families (KTTF) market. Based on programs we have already been awarded, our global marketing and promotions business alone has visibility on more than $65 million in revenue for the first half of the year.

        "That revenue number does not include our Consumer Products Division, where we expect to see good growth as well. We received a favorable response to our new Scooby-Doo products at Toy Fair earlier this month, and we plan to capitalize on the release of the Scooby-Doo movie in June to drive additional sales for this brand. In addition, the ensuing video release of the Scooby-Doo movie and plans for a new television show on the WB network should create sustainable demand for Scooby products in the future. Tub Tints continues to grow in popularity, and with the expanded distribution opportunities we have available for this brand, we believe we will again see strong double-digit growth in 2002. We are also excited about our initial Pink Panther items that will be introduced this spring and their impact on sales for this division.

        "We expect that our Logistix subsidiary will continue to produce solid results. Over the past 5 years, Logistix has produced double-digit compounded annual growth in sales. With the new clients they brought on board in 2001 and the new consumer products based on popular British entertainment properties that will be introduced this year, we fully expect their consistent growth to continue.

        "As it did in 2001, mergers and acquisitions will play an important role in our overall strategy for growing and diversifying the company. We have a focused group of M&A prospects and we hope to complete at least one significant transaction this year.

        "Finally, our exceptionally strong balance sheet gives us the financial flexibility to support our 2002 growth strategies. At the end of 2001, we had $29.1 million in cash and marketable securities, $36.6 million in working capital, no debt and a current ratio of 2.2.

        "I am confident that the actions we took during 2001—including expense control, acquisitions, diversifying our client base and service offerings, and additions to our management team—position us to achieve significant improvement in 2002. From the long-term perspective, we also stand in good position to achieve the financial targets of our business model, which include 15% annual revenue growth, greater than 10% pre-tax profit margin, and greater than 20% return on invested capital. We look forward to delivering on the potential we see in the coming years and rewarding our shareholders in the process," said Mr. Kurz.

Fourth Quarter Conference Call

        The company will host a conference call today at 5:00 p.m. ET/2:00 p.m. PT to discuss its fourth quarter and full year 2001 financial results and operational highlights. All interested parties may listen to the live call or access a replay of the call via the Internet at www.equity-marketing.com. To listen to the live call, visit the Investor Relations page of the Web site at least 15 minutes prior to download any necessary software.

        To be added to Equity Marketing's investor e-mail lists, please contact Lisa Mueller via e-mail at lmueller@webershandwick.com or via phone at (310) 407-6554.

        Equity Marketing, Inc. is a leading global marketing services company based in Los Angeles, with offices in London, Paris, New York, and Hong Kong. The Company designs and produces custom promotional programs that build sales and brand value for retailers, restaurant chains and consumer goods companies such as Burger King Corporation, Cadbury, The Coca-Cola Company, CVS/pharmacy, Kellogg's, Procter & Gamble and others. The company complements its core promotions business by developing and marketing distinctive consumer products, based on trademarks it owns or classic licensed properties, which are sold through specialty and mass-market retailers. More information about Equity Marketing is available on the company's web site at www.equity-marketing.com.

        Certain expectations and projections regarding the future performance of Equity Marketing, Inc. discussed in this news release are forward-looking and are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company's operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company's actual consolidated results of operations and financial position in 2002 and thereafter to differ significantly from those expressed in forward-looking statements: the Company's dependence on a single customer; the significant quarter-to-quarter variability in the Company's revenues and net income; the Company's dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new products; the Company's dependence on foreign manufacturers; the Company's need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.

FINANCIAL TABLES FOLLOW

Equity Marketing, Inc.
Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2001	2000	2001	2000
	(Unaudited)		(Unaudited)
Revenues	$47,224	$77,470	$144,316	$232,287
Cost of sales	34,871	57,991	104,129	172,270

Gross profit	12,353	19,479	40,187	60,017

Operating expenses:
Salaries, wages and benefits	4,496	4,733	15,924	17,610
Selling, general and administrative	6,322	8,263	18,323	23,075
Logistix integration costs	111	—	192	—
AmeriServe bankruptcy bad debt expense	—	—	—	482
Impairment of assets	—	8,504	—	8,504
Restructuring (gain)/charge	—	(418)	—	(418)

Total operating expenses	10,929	21,082	34,439	49,253

Income (loss) from operations	1,424	(1,603)	5,748	10,764
Other income (expense)	(30)	629	1,370	1,375

Income (loss) before provision for income taxes	1,394	(974)	7,118	12,139
Provision for income taxes	369	1,563	2,517	6,797

Net income (loss)	$1,025	$(2,537)	$4,601	$5,342

Preferred stock dividends	375	375	1,500	956

Net income (loss) available to common stockholders	$650	$(2,912)	$3,101	$4,386

Basic income (loss) per share
Earnings (loss) per share	$0.11	$(0.46)	$0.52	$0.70

Weighted average shares outstanding	5,822,280	6,266,811	5,996,662	6,275,590

Diluted income (loss) per share
Earnings (loss) per share	$0.11	$(0.46)	$0.50	$0.68

Weighted average shares outstanding	5,969,811	6,266,811	6,164,154	6,460,557

Equity Marketing, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2001	December 31, 2000
	(Unaudited)

ASSETS
Cash and cash equivalents	$21,935	$32,405
Marketable securities	7,200	5,100
Accounts receivable, net	22,695	30,137
Note receivable	2,183	8,322
Inventory	9,337	11,744
Prepaids and other current assets	4,900	4,828

CURRENT ASSETS	68,250	92,536
Fixed assets, net	4,178	4,263
Intangible assets, net	25,439	12,459
Other assets	1,620	1,284

TOTAL ASSETS	$99,487	$110,542

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term debt	$—	$—
Accounts payable	22,114	18,421
Accrued liabilities	9,516	21,975

CURRENT LIABILITIES	31,630	40,396
Long-term liabilities	2,335	1,856

TOTAL LIABILITIES	33,965	42,252
Mandatory redeemable preferred stock	23,049	23,049
Common stock	—	—
Additional paid-in capital	20,050	18,209
Retained earnings	35,964	32,863
Accumulated other comprehensive income	242	—
Less:
Treasury stock	(13,773)	(5,777)
Stock subscription receivable	—	(11)
Unearned compensation	(10)	(43)

TOTAL STOCKHOLDERS' EQUITY	42,473	45,241

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$99,487	$110,542

Equity Marketing, Inc.
Reconciliation of Net Income to EBITDA
(In thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2001	2000	2001	2000
	(Unaudited)		(Unaudited)
Net Income (loss)	$1,025	$(2,537)	$4,601	$5,342
Other (income) expense	30	(629)	(1,370)	(1,375)
Provision for income taxes	369	1,563	2,517	6,797
Depreciation and amortization	707	683	2,477	2,655
Logistix integration costs	111	—	192	—
AmeriServe bankruptcy bad debt expense	—	—	—	482
Impairment of assets	—	8,504	—	8,504
Restructuring (gain)/charge	—	(418)	—	(418)

EBITDA	$2,242	$7,166	$8,417	$21,987

QuickLinks

  Exhibit 99.1
EQUITY MARKETING REPORTS FOURTH QUARTER AND FULL YEAR 2001 RESULTS
  Condensed Consolidated Statements of Income
  Condensed Consolidated Balance Sheets
  Reconciliation of Net Income to EBITDA